                                                                    Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 33-55195) and related Prospectus of Merisel, Inc. for the registration of $150,000,000 of Senior Notes and to the incorporation by reference therein of our report dated January 7, 1994, with respect to the statements of revenues and operating expenses of the United States Franchise and Distribution Division of ComputerLand Corporation for the years ended September 30, 1993 and 1992 included in Merisel, Inc.'s Current Report on Form 8-K dated January 31, 1994, filed with the Securities and Exchange Commission.



                                                              ERNST & YOUNG, LLP


San Jose, California
October 10, 1994